UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2021

CATALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36587	20-8737688
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14 Schoolhouse Road Somerset, New Jersey	08873
(Address of principal executive office)	(Zip code)

(732) 537-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CTLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Notes Offering

On February 22, 2021 (the “Closing Date”), Catalent Pharma Solutions, Inc. (the “Operating Company”), a wholly owned subsidiary of Catalent, Inc. (the “Company”), completed its previously announced private offering of $550 million aggregate principal amount of its 3.125% Senior Notes due 2029 (the “Notes”). The Notes are fully and unconditionally guaranteed, jointly and severally, by all of the wholly owned U.S. subsidiaries of the Operating Company that guarantee its senior secured credit facilities. The Notes were issued pursuant to an indenture, dated as of February 22, 2021 (the “Indenture”), by and among the Operating Company, the subsidiary guarantors named therein (the “Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

The Notes and the related guarantees were offered in the United States to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to persons reasonably believed to be non-U.S. investors pursuant to Regulation S under the Securities Act.

The Notes will mature on February 15, 2029. Interest on the Notes accrues at the rate of 3.125% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2021.

The Operating Company used the net proceeds from the sale of the Notes to (i) redeem in full its 4.875% senior notes due 2026 (the “2026 Notes”), plus any accrued and unpaid interest thereon, (ii) pay related fees and expenses, and (iii) provide cash on its balance sheet for general corporate purposes, including capital expenditures.

The Notes are unsecured senior obligations of the Operating Company and will rank equally in right of payment with all of its existing and future unsubordinated indebtedness, rank senior in right of payment to any of its future indebtedness that expressly provides for its subordination to the Notes, be structurally subordinated to all of the existing and future indebtedness and other liabilities of its subsidiaries that are not guarantors of the Notes, and be effectively subordinated to all of its existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness (including obligations under the Operating Company’s senior secured credit facilities). The guarantees will be unsecured senior obligations of the Guarantors and will rank equally in right of payment with all of the Guarantors’ existing and future unsubordinated indebtedness, senior in right of payment to any future indebtedness of the Guarantors that expressly provides for its subordination to the guarantees, and be effectively subordinated to all existing and future secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness (including the Guarantors’ guarantees of the Operating Company’s obligations under its senior secured credit facilities). The Notes are not guaranteed by either PTS Intermediate Holdings LLC (“Holdings”) or the Company, the direct and indirect parent companies of the Operating Company. The Notes and the guarantees rank equally to the Operating Company’s existing 5.00% Senior Notes due 2027 and 2.375% Senior Notes due 2028 and related guarantees.

The Operating Company may redeem some or all of the Notes prior to February 15, 2024 at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the “Applicable Premium” (as defined in the Indenture), plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The Operating Company may redeem some or all of the Notes on or after February 15, 2024 at the redemption prices specified in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, at any time prior to February 15, 2024, the Operating Company may redeem up to 40% of the aggregate principal amount of the Notes with funds in an aggregate amount not exceeding the net cash proceeds from certain equity offerings at a redemption price equal to 103.125% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Upon the occurrence of a Change of Control (as defined in the Indenture), the Operating Company must make an offer to repurchase all of the outstanding Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture contains covenants that, among other things, limit the ability of the Operating Company and its restricted subsidiaries to (i) incur or guarantee more debt or issue certain preferred shares, (ii) pay dividends on, repurchase, or make distributions in respect of their capital stock or make other restricted payments, (iii) make certain investments, (iv) sell certain assets, (v) create liens, (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets, (vii) enter into certain transactions with their affiliates, and (viii) designate their subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of exceptions, limitations, and qualifications as set forth in the Indenture.

The Indenture also contains customary events of default including, but not limited to, nonpayment, breach of covenants, and payment or acceleration defaults in certain other indebtedness of the Operating Company or certain of its subsidiaries. Upon an event of default, either the holders of at least 30% in principal amount of the then-outstanding Notes or the Trustee may declare the Notes immediately due and payable, or in certain circumstances, the Notes automatically will become due and immediately payable.

The foregoing descriptions of the Indenture and the Notes are qualified in their entirety by reference to the actual terms of the respective documents. Copies of the Indenture and the form of the Notes are attached as Exhibits 4.1 and 4.2 hereto, respectively, and each is incorporated by reference herein.

Credit Agreement Amendment

On the Closing Date, the Operating Company entered into Amendment No. 5 to Amended and Restated Credit Agreement ( “Amendment No. 5”) by and among the Operating Company, Holdings, the subsidiaries of Operating Company party thereto (together with Holdings, the “Loan Guarantors”), JP Morgan Chase Bank, N.A., as the administrative agent, collateral agent, swing line lender, and letter of credit issuer, and the lenders and other parties thereto, which Amendment No. 5 amends that certain Amended and Restated Credit Agreement, dated as of May 20, 2014, among the Operating Company, Holdings, the other Loan Guarantors party thereto, JP Morgan Chase Bank, N.A., as the administrative agent, collateral agent, and swing line lender, and the lenders and other parties thereto (as amended by Amendment No. 1 dated as of December 1, 2014, Amendment No. 2 dated as of December 9, 2016, Amendment No. 3 dated as of October 18, 2017, Amendment No. 4 dated as of May 17, 2019, and Amendment No. 5, the “Credit Agreement”). Pursuant to Amendment No. 5, the Operating Company: (i) refinanced the existing $933 million aggregate principal amount of dollar term B-2 loans with proceeds of an equivalent amount of new dollar term B-3 loans (“Dollar Term B-3 Loans”), (ii) incurred an additional $67 million aggregate principal amount of Dollar Term B-3 Loans and (iii) obtained an additional $175 million of revolving credit commitments (“Incremental Revolving Credit Commitments”). The Dollar Term B-3 Loans constitute a new class of dollar term loans under the Credit Agreement, with (A) an interest rate margin for eurodollar rate loans of 2.00% per annum (with a eurodollar rate floor of 0.50%) and 1.00% per annum for base rate loans, and (B) a maturity date that is seven years after the Closing Date, and otherwise with same principal terms as the existing dollar term B-2 loans under the Credit Agreement, including with quarterly 0.25% amortization. The Incremental Revolving Credit Commitments constitute revolving credit commitments under the Credit Agreement with the same principal terms as the existing revolving credit commitments under the Credit Agreement. The proceeds of the Dollar Term B-3 Loans were used to refinance in full the existing dollar term B-2 loans under the Credit Agreement, pay related fees and expenses, and to provide cash to the balance sheet to be used for working capital and general corporate purposes. No portion of the Incremental Revolving Credit Commitments was borrowed on the Closing Date, and the Operating Company intends to use proceeds of future revolving credit borrowings (if any) under the Credit Agreement for working capital and general corporate purposes. In addition, pursuant to Amendment No. 5, certain modifications were made to the Credit Agreement in order to, among other things, provide for determination of a benchmark replacement interest rate when LIBOR is no longer available, subject to the terms, and upon the satisfaction of conditions, specified therein. The Dollar Term B-3 Loans and Incremental Revolving Credit Commitments are guaranteed by Holdings and all material wholly owned domestic subsidiaries of the Operating Company, and the Operating Company and the Loan Guarantors have pledged substantially all of their assets as collateral for loans and other credit extensions under the Credit Agreement, including the Dollar Term B-3 Loans and Incremental Revolving Credit Commitments.

The foregoing description of Amendment No. 5, and the related Dollar Term B-3 Loans and Incremental Revolving Credit Commitments, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment No. 5, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K dated February 10, 2021, the Operating Company delivered a notice for the conditional redemption of all of its then outstanding 2026 Notes pursuant to the indenture, dated as of October 18, 2017 (the “2026 Notes Indenture”), among the Operating Company, the guarantors party thereto from time to time, and Deutsche Bank Trust Company Americas, as trustee.

As a result of completing the private offering of the Notes, the redemption condition set forth in the notice was satisfied and, on February 22, 2021, the Operating Company deposited sufficient funds with the trustee for the 2026 Notes to redeem the 2026 Notes and instructed such trustee to apply the deposited funds to redeem in full the aggregate principal amount of the 2026 Notes outstanding on February 22, 2021. As a result, the 2026 Notes have been redeemed and the 2026 Notes Indenture has been satisfied and discharged in accordance with its terms. Notwithstanding the foregoing, certain customary provisions of the 2026 Notes Indenture, including those relating to the compensation and indemnification of the trustee, will survive. The 2026 Notes were redeemed at a redemption price equal to 102.438% of the principal amount thereof, plus accrued and unpaid interest to February 21, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated February 22, 2021, by and among Catalent Pharma Solutions, Inc., the subsidiary guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee.

4.2	Form of 3.125% Senior Notes due 2029 (included as part of Exhibit 4.1 above).

10.1	Amendment No. 5 to Amended and Restated Credit Agreement, dated as of February 22, 2021, by and among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, JP Morgan Chase Bank, N.A., as the administrative agent, collateral agent, swing line lender, and letter of credit issuer, and the lenders and other parties thereto, which amends that certain Amended and Restated Credit Agreement, dated as of May 20, 2014 (as amended), by and among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, JP Morgan Chase Bank, N.A., as the successor administrative agent, collateral agent, swing line lender, and letter of credit issuer, and the lenders and other parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalent, Inc.
(Registrant)

By:	/s/ Steven L. Fasman
Steven L. Fasman
Senior Vice President, General Counsel and Secretary

Date: February 22, 2021